Exhibit 10.2

TRANSITION AND RELEASE AGREEMENT

THIS AGREEMENT sets forth the entire agreement between Michael Mulica (“You” or “Employee”) and RealNetworks, Inc. and its subsidiaries (“RN”, “Real” or “Company”) regarding the terms and conditions of your transition from employment to consultant, and shall be effective on the eighth day after you execute this Agreement (“Effective Date”).
1.Transition Date. We agree that your last day of regular employment as President of Worldwide Sales and Business Development will be April 30, 2016 (“Transition Date”) after which you shall transition into a non-employee consulting role for Real, serving as a Senior Advisor for a period of ten months beginning on the first day of May 2016 and ending on the last day of February 2017 (“Consulting Period”). Your consulting engagement will be as described in Section 4 below.
2.Transition Offer. You have until April 18, 2016 to consider and accept the offer contained in this Agreement (“Decision Date”). If you sign and return this Agreement to Michael Parham, General Counsel, on or before the Decision Date you will receive the consideration set forth in Section 3 below.
If you choose not to sign and return this Agreement on or before the Decision Date, this Agreement will become invalid and unenforceable, which means that you will not receive the consideration referenced in this Agreement following your Separation Date or other termination of employment from RN and none of your undertakings, representations and releases under this Agreement shall be binding or enforceable.
3. Consideration. In consideration of your signing (and not revoking) this Agreement, including the release of claims and other terms set forth below along with your agreement to perform the transition and consulting services set forth is Section 4 below, Real will:

(A)
Pay you a consulting fee of $30,000 per month for Consulting Period covering May 2016 through and including February 2017. The aggregate amount that will be paid to you is $300,000. The monthly payment shall be made to you on or about the fifteenth day of the month with the first payment being made on or before May 15, 2016.

(B)
Pay the monthly premiums for continuation coverage under COBRA for you and your currently enrolled qualified beneficiaries, if you elect to continue coverage under COBRA, up to ten months from the Transition Date, except as otherwise set forth at the end of this Section.

If you commence employment from an employer prior to the end of the ten-month period following your Transition Date, RN will not continue to pay for continued health insurance coverage under this Agreement as of the date you become eligible to receive comparable health coverage benefits from another employer. You agree to notify RN in the event you begin employment with another employer.

(C)
During the Consulting Period, your RealNetworks equity shall continue to vest. For the sake of clarity, this includes: 37,500 shares in June 2016 under the Jan 2016 option, with a strike price of $3.68; 62,500 shares in June 2016 under the June 2015 option, with a strike price of $7.50; and 62,500 shares in Dec 2016 under the June 2015 option, with a strike price of $7.50.

(D)	You will be eligible to exercise your RealNetworks equity for a period of one year following the expiration of the Consulting Period (except as set forth in Section 8 below.)

(E)
Subject to your continued performance and engagement in accordance with the reasonable standards of a corporate board member, you will continue to serve as a Rhapsody board member until December 31, 2016. As such, you will continue to receive (1) a monthly payment of from Rhapsody of $4,166.66 per month (equivalent to $50,000 per year) and (2) vesting of your Rhapsody equity.

(F)	You will be eligible to exercise your Rhapsody equity for a period of one year following the expiration of your service as a Rhapsody board member (except as set forth in Section 8 below.)
You acknowledge that the Company makes no representations or warranties with respect to the tax consequences of the Consideration provided to you under this Agreement. You are solely responsible for any tax obligations.
4.Transition and Consulting Services.

(A)	Prior to your Transition Date:
You agree to assist with an orderly transition of your duties and relationships. As directed by Real, you will participate in external meetings with clients, partners and prospective partners where you agree to transition the relationships to designated members of the RealNetworks team. Further, as directed by Real, you will participate in internal divisional and Company meetings with employees and consultants to assist in the transition of your duties and responsibilities.

(B)	During the Consulting Period:

(i)	You agree to respond to reasonable written inquiries from Real or (at Real’s request) clients, partners and prospective partners on various issues as they arise.

(ii)	You agree to participate, subject to your other obligations, in select Real customer events at industry trade events or Rhapsody board meetings that you are otherwise attending.

(iii)	You agree to provide feedback on the strategic direction of Company initiatives upon request.

(iv)
You advisory services will draw on your carrier industry knowledge, expertise and relationships that will enhance the mindshare and distribution of Real’s products and services (specifically: RealTimes, RBT, ICM and RMHD).

It is not contemplated nor required that your consulting services will require a substantial expenditure of time. Further, your consulting services shall not preclude you from working for other entities (including on a full-time basis).
5.Final Wages and No Additional Payments Owed to You. Whether or not you sign this Agreement, RN agrees to pay you on the next payroll date following your Transition Date, your final wages, less any applicable withholding or other authorized deductions. Except as provided in this Agreement, you agree that RN does not owe you any other payments (including severance, termination payments, wages, bonuses or other form of compensation), provided you will be reimbursed for any reasonable business expenses you have incurred up to your Transition Date for which you submit appropriate documentation pursuant to RN’s Travel & Expense Policy.
6.Return of Property. Except as otherwise agreed to by RealNetworks, you agree to return to RN all company-owned property in your possession or control, including but not limited to, credit cards, keys, access cards, company-owned equipment, computers and related equipment, customer or contact lists, files, memoranda, documents, price lists, and all other trade secrets and/or confidential RN information, and all copies thereof, whether in electronic or other form.
7.Waiver and Release of Claims by You.
A.    In exchange for the consideration provided to you in this Agreement, to which you otherwise would not be entitled, you knowingly and voluntarily, unconditionally and forever, waive and release any and all claims (including those for attorneys’ fees), causes of action and rights (that have occurred up, until and including the Effective Date), whether known or unknown, contingent or non-contingent, contractual or otherwise, against Real or its parent, subsidiary or affiliated companies, and its or their respective directors, officers, agents, insurers, representatives and employees, past or present, and each of their successors (“Releasees”). You make this commitment even though you may not know, as of Effective Date, all of the claims you may lawfully have against the Releasees, and you are giving up the opportunity to pursue the claims to a trial and have damages set by a judge and/or jury. You are making this release for all persons or entities that might claim through you or on your behalf.
B.    You acknowledge that the claims that you are releasing include, but are not limited to (i) claims relating to your right to purchase shares of stock of RealNetworks, Inc. including without limitation claims for fraud, breach of fiduciary duty, or breach of federal or state securities regulations, and (ii) claims for wrongful discharge, negligent or intentional interference with contract or economic advantage, personal injury, misrepresentation, promissory estoppel, unfair business practices, negligent or intentional infliction of emotional distress, breach of contract, wage and hour violations including violations of the Fair Labor Standards Act; compensation or employee benefits alleged to be owed to you; discrimination and/or harassment in violation of any local, state, or federal law such as the Age Discrimination in Employment Act, Equal Pay Act, Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1991, section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act (but not as to claims that may arise after the Effective Date of this Agreement), the Rehabilitation Act of 1973 (sections 503 and 504), the Older Workers’ Benefit Protection Act, and the Washington Law Against Discrimination ; claims under the Family and Medical Leave Act, Employee Retirement Income Security Act of 1974, The Workers Adjustment and Retraining Notification Act, as well as any other federal, state or local statutes, administrative regulations or legal doctrines prohibiting discrimination and/or harassment or otherwise governing claims arising out of or relating to employment or the termination thereof. You understand that this release binds you and your heirs and assigns.
This release does not extend to any obligations incurred under this Agreement or any rights you may have for indemnification as an officer of Real and/or a director of Rhapsody under any by-laws or charter indemnification provisions, any indemnification agreements or insurance policies.
8.Confidentiality. You agree that you will keep the terms of this Agreement confidential and will not disclose the facts or terms to anyone except members of your immediate family, attorney or counselor, and persons assisting you in financial planning or income tax preparation, provided that these people agree to keep the information confidential. Without limiting the foregoing, you agree that it shall be a breach of this provision for you to in any way disclose, discuss, or characterize the Agreement to third parties.
9. Non-Disparagement. For a period of one year following your Transition Date, you will refrain from any disparaging statements about the Company and its officers, directors and affiliates; provided, however, that the foregoing requirement under this Section 9 will not apply to any statements that you make in addressing any statements made by the Company, its officers and/or its directors regarding you or your performance as an employee of the Company so long as your statements are, in your good faith judgment, truthful; and provided further that foregoing requirement under this Section 9 will not apply to truthful testimony that you are required by law to provide, including a response to a subpoena. The Company agrees to instruct CEO Rob Glaser (“RealNetworks CEO”) to refrain from any disparaging statements about you for the same period for which you are subject to a non-disparagement requirement under this Section 9; provided, however, that the non-disparagement requirement will not apply to any statements that the RealNetworks CEO makes in addressing any disparaging statements made by you about the Company, its officers and/or its directors so long as such statements are, in his good faith judgment, truthful; and provided further that the foregoing requirement under this Section 9 will not apply to truthful testimony that the RealNetworks CEO is required by law to provide, including a response to a subpoena.
10.Business Protections. You acknowledge that you have previously signed certain agreements with Real, which may contain ongoing obligations that survive the termination of your employment, including obligations relating to use of confidential information, non-solicitation and non-competition. Such post-employment obligations shall continue for as long as previously agreed from the Transition Date and the Consulting Period shall not be deemed to toll or extend such periods. In the event that you breach the non-solicitation or non-competition obligations, Real reserves the right to terminate any additional payments owed to you under this Agreement. If it is subsequently determined that any such payments were incorrectly withheld, you shall be entitled to receive your costs of collection in addition to the outstanding payments. Further, if such a breach occurs, you forfeit your right to receive the one-year period to exercise your RealNetworks and Rhapsody equity as set forth in Section 3 above. In such event, you will be required to either exercise or lose any vested equity within thirty days of the expiration of the Consulting Period.

11.Free and Voluntary Act of Employee. You agree that you are entering into this Agreement as a free and voluntary act and that you have been given at least 21 days to decide whether to sign this Agreement, and sign it only after full reflection and analysis. You further acknowledge that you have been advised to obtain an attorney’s independent counsel and advice, and that you have read this Agreement carefully and fully understand all of its provisions. If you choose to sign this Agreement prior to the expiration of the 21-day period, you acknowledge and agree that you had adequate time and opportunity to fully consider your rights and this release of them. In signing this Agreement, you do so of your own free will, and you have been provided with a copy of the Agreement.
12.Revocation. You may revoke this Agreement by returning payment in full of any sums paid under this Agreement and a written notice of revocation to RealNetworks, Inc. c/o General Counsel, within seven (7) days of your execution of this Agreement. Unless revoked in accordance with this Paragraph, the Agreement will become final and irrevocable on the 8th day following your execution of the Agreement.
13.No Admission of Liability. This Agreement shall not be construed as an admission by RN or you of any wrongdoing, or improper conduct, liability, breach of any agreement between you and RN, or any violation of any statute, law or regulation. Both parties agree that neither this Agreement nor any of its terms or conditions will be offered or received in evidence in any proceeding or used in any manner as an admission of wrongdoing or liability on either party’s part.
14.Indemnification by RN; Litigation Assistance to RN. In the event that any charge, complaint or lawsuit is filed against you based on your role at RN, RN agrees to indemnify you as if you were an on-going executive of RN. In the event that any charge, complaint or lawsuit is filed by or against RN, you agree to provide reasonable cooperation to RN in the prosecution or defense of the same at RN’s expense. Such cooperation may include, without limitation, meeting with and providing information to RN’s agents and attorneys upon reasonable notice and at mutually agreed upon times and places. RN will use its insurance policy(ies) to provide coverage to you relating to claims arising out of your performance of your job responsibilities to the extent such insurance covers any such claim. Such coverage includes meeting any deductibles on your behalf and is intended to provide you coverage as if you were an on-going executive of RN.
15.General. You acknowledge that your employment at RN was and is at will. This Agreement, together with your ongoing obligations under any prior agreements with RN, sets forth the entire agreement between you and RN relating to your separation from employment, and fully replaces any and all prior understandings, statements, or agreements between RN and you concerning your employment with or separation from RN. You agree that RN has no obligation to notify you of employment opportunities or to offer you re-employment in any capacity. This Agreement may not be modified except in writing signed by you and a duly authorized representative of RN. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the remaining terms shall remain of full force and effect. This Agreement shall be construed and governed by the laws of the State of Washington and any litigation under it shall be commenced in the federal or state courts in Seattle, Washington. A faxed signature will have same effect as an original. By executing this Agreement in the space provided below, you acknowledge that you have read this Agreement carefully and fully understand its provisions, and that you are signing voluntarily and with full understanding of the present and future legal effects.
We have entered into this Agreement as of the date of your signature below.
RealNetworks, Inc.
By: ______________________________________
Title: _____________________________________
Date: _____________________________________

Employee: _________________________________
Date: _____________________________________

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